Exhibit 99.1

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	September 12, 2007
Investor Relations
(859) 572-8684
GENERAL CABLE CORPORATION TO ACQUIRE THE GLOBAL WIRE AND CABLE
BUSINESS OF FREEPORT-MCMORAN COPPER & GOLD INC., FURTHER BUILDING A
WORLDWIDE LEADER IN ENERGY INFRASTRUCTURE CABLE
HIGHLAND HEIGHTS, KENTUCKY, September 12, 2007 — General Cable Corporation (NYSE: BGC) (the Company) announced today that it has agreed to acquire the global wire and cable business of Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) (Freeport), which operates as Phelps Dodge International Corporation (PDIC). PDIC was acquired by Freeport as part of the acquisition of Phelps Dodge Corporation in March 2007. The purchase price is approximately $735 million, subject to adjustment as provided in the Stock Purchase Agreement. In addition to utilizing its available cash, the Company has secured commitments from Merrill Lynch Capital Corporation to provide an increased secured revolving line of credit and an additional secured interim loan necessary to fund the purchase price.
On an annual basis, General Cable estimates that the acquisition will contribute approximately $1.4 billion in revenues at current metal prices and is expected to be accretive to earnings in the first full year by $0.20 to $0.30 cents per share based upon 2006 results. The combined companies expect to derive additional benefits over time through cross-selling opportunities, logistics and purchasing synergies, and the implementation of best practices throughout the entire organization. PDIC’s performance in the first half of 2007 continued to trend positively.
Key Strategic Rationale
The acquisition offers General Cable an opportunity to further enhance its global scale and worldwide leadership in the wire and cable industry with critical mass in many emerging markets. PDIC brings a number of very positive characteristics, including:
•	Complementary geographic coverage focused on energy infrastructure, construction and industrial cables serving emerging and faster growing markets in Latin America, sub-Saharan Africa, Southeast Asia, as well as India and China.

•	Experienced management team doing business in 45 countries around the world.

•	Demonstrated expertise in aerial and buried high-voltage transmission systems.

•	Addition of a well-recognized, highly respected brand in the wire and cable industry with more than 50 years of history.

•	Shared business philosophies of safety, Lean manufacturing, and a “One Company” approach to internal operations and customers.

•	Accretive in year one with significant upside potential.
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GENERAL CABLE CORPORATION TO ACQUIRE THE GLOBAL WIRE AND CABLE BUSINESS OF FREEPORT-MCMORAN COPPER & GOLD INC.

“The acquisition of PDIC is truly a unique opportunity, greatly accelerating our initiative to expand into many of the faster growing emerging economies of the world,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “We are effectively merging one company principally concentrated in North America, Western Europe and Oceania with one focused in Latin America, sub-Saharan Africa and Southeast Asia. In addition, PDIC shares many of the same philosophies that have defined General Cable over the years which include an emphasis on safety, Lean manufacturing, strong operating systems and a “One Company” approach to internal operations and customers. PDIC has an experienced and disciplined management team led by Mathias Sandoval, President of Phelps Dodge International Corporation,” Kenny continued.
“Mr. Sandoval has spent 24 years with PDIC and has developed a reputation for operating effectively in multiple cultures. His strong and sustaining global vision has underpinned superior operating results and exceptional asset utilization. We are delighted that Mr. Sandoval has agreed to continue to lead the PDIC organization post-acquisition, as well as assume additional operating responsibility for certain existing General Cable assets. Mathias’ skills will complement the General Cable senior management team who have successfully expanded the geographic footprint and served markets of the Company over the last ten years. We also believe there is an opportunity to utilize capacity within the PDIC organization to support our recent expansion into new markets, utilizing less capital than previously contemplated,” Kenny said.
PDIC has manufacturing and distribution facilities around the world with leading market positions in South and Central America, Africa and Southeast Asia. PDIC has approximately 3,000 employees. In addition to 10 majority-owned manufacturing and numerous distribution facilities, PDIC also has equity positions in wire and cable companies in China, Hong Kong, and the Philippines. For the year ended December 31, 2006, PDIC reported revenues of approximately $1.2 billion and operating earnings of approximately $77 million. In the first six months of 2007, PDIC’s operating performance continued to strengthen as did its revenue base.
PDIC has little geographic overlap with General Cable. Sales are primarily focused on energy products for utility, industrial and construction applications. Additionally, PDIC has copper and aluminum rod mills on three continents, a source of competitive advantage in developing regions.
Just over half of PDIC’s revenues are generated from manufacturing assets located in South and Central America, where leading market positions are held and where General Cable has a minor presence. PDIC brings over $200 million of revenues in sub-Saharan Africa, where General Cable participates on a much smaller scale. PDIC is a leader in Southeast Asia and India with positions that nicely complement General Cable’s current activities in India, China and Oceania. As well, PDIC has equity investments in two companies serving the Chinese energy cable market as well as one in the Philippines. PDIC also has well developed global sales channels for its energy infrastructure products made in Thailand and South America.
Based on reported 2006 sales of $4.8 billion, the combined companies would have approximately 44% of revenues in North America, 27% in Europe and the Middle East, 15% in South and Central America, and 14% in Africa/Asia Pacific.
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GENERAL CABLE CORPORATION TO ACQUIRE THE GLOBAL WIRE AND CABLE BUSINESS OF FREEPORT-MCMORAN COPPER & GOLD INC.

Transaction Details
Under the terms of the transaction, which has been unanimously approved by General Cable’s Board of Directors, General Cable will acquire 100% of the shares held by Freeport and its subsidiaries in the various entities comprising Freeport’s wire and cable business. The purchase price is subject to adjustment to take into account the net effect of any dividends and other distributions made from, and capital contributions made to, the entities being acquired from March 31, 2007. In addition, as part of the transaction, General Cable will be assigned the rights in the “Phelps Dodge International Corporation” and “PDIC” brands well known in the wire and cable industry. Subject to the satisfaction of customary closing conditions and the receipt of clearances or waivers from competition and regulatory authorities in relevant jurisdictions, the transaction is expected to close during the fourth quarter of 2007.
Merrill Lynch & Co. acted as exclusive financial advisor and provided a fairness opinion to General Cable in connection with the transaction. Blank Rome LLP and Norton Rose LLP served as General Cable’s external legal counsel.
Third Quarter Update
“The markets are behaving approximately as we anticipated with telecommunications and housing related cable demand remaining soft, offset by energy infrastructure requirements and the continued benefits of our Lean manufacturing initiatives. We continue to expect revenues of approximately $1.1 billion for the third quarter and earnings of $0.85 to $0.90 per share, consistent with our previous guidance,” Kenny concluded.
Conference Call and Webcast Information
General Cable plans to host a conference call for investors and analysts to discuss the transaction on Wednesday, September 12th at 3:00 p.m. For U.S. participants, to participate in the conference call please dial 1-877-840-8912. For international participants please dial 1-706-679-5525. The conference ID number is: 16087667. A live listen-only audio of the conference call will be broadcasted in its entirety to all interested parties. To listen to the call, go to General Cable’s Web site, www.generalcable.com. A replay of this conference call will be archived for a limited time on the Web site as well.
General Cable is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our Web site at www.generalcable.com.
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GENERAL CABLE CORPORATION TO ACQUIRE THE GLOBAL WIRE AND CABLE BUSINESS OF FREEPORT-MCMORAN COPPER & GOLD INC.

Forward Looking Statements
Certain statements in this press release, including, without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include reliance on dividends and other transfers from subsidiaries to repay indebtedness; ability to service outstanding indebtedness; the Company’s failure to comply with covenants in existing and future financing arrangements; covenants contained in existing indebtedness that restrict the Company’s business operations; downgrade in the Company’s credit ratings; ability to repurchase outstanding notes; ability to pay the conversion price on convertible notes; the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully integrate the proposed acquisition and other acquisitions, costs associated with the proposed acquisition and other acquisitions; the receipt and timing of regulatory approvals for the proposed acquisition; the ability to finance the acquisition purchase price and expiration of the commitment letter; the possibility that the acquisition will not close; the reaction of customers, suppliers and competitors to the proposed acquisition; general market perception of the proposed acquisition, diversion of management attention from other business concerns due to the proposed acquisition and other acquisitions; undisclosed or unanticipated liabilities and risks resulting from the proposed acquisition; increased indebtedness resulting from the funding of the proposed acquisition; operations in additional foreign countries and political instability in such countries; the ability to successfully identify and finance other acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its pension accounting practices; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, as well as any current and periodic reports filed with the Commission subsequent to such date. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Release No. 0557
09/12/07